LINE OF CREDIT LETTER AGREEMENT

Norwest Bank Colorado, N.A.
Denver
1740 Broadway
Denver, Colorado  80274
303/861-8811

June 13, 1995


Mr. Richard H. Lewis
President
Prima Energy Corporation
Prima Oil and Gas Company
1801 Broadway, Suite 500
Denver, Colorado 80202

Dear Mr. Lewis:

Norwest Bank Colorado, National Association, is pleased to commit to making a working capital line of credit available to Prima Energy Corporation and Prima Oil & Gas Company. The borrowing facility will be subject to the following:

I.	TERMS

BORROWERS

Prima Energy Corporation, a Delaware Corporation, and

Prima Oil & Gas Company, a Colorado Corporation.

LENDER
Norwest Bank Colorado, National Association ("Norwest")

COMMITMENT AMOUNT
Not to exceed $8,000,000, represented by a Promissory Note dated as of May 1, 1995 ("Note").

RATE
Interest shall accrue at an annual rate equal to the fluctuating prime rate established from time to time by Norwest, payable monthly on the last day of each calendar month.

FEES
None.

SECURITY
Unsecured.

STRUCTURE
Funds will be available on a revolving basis through April 30, 1997 (the "revolving period"). All outstanding balances due May 1, 1997. During the revolving period, the Borrowers may borrow, repay and reborrow funds as long as the aggregate outstanding amount (including letters of credit) does not exceed the Commitment Amount. The facility could be extended to allow the continuation of the revolving period through April 30, 1998 and maturity of May 1, 1998.

PURPOSE
General working capital purposes in support of Borrowers' operations, including acquisition of oil and gas properties and related assets. Additionally, the line may also be used for the issuance of letters of credit. In no event will the line be used for the purpose of purchasing or carrying "margin stock" in violation of Regulations G, U, or X of the Board of Governors of the Federal Reserve System.

MATURITY DATE
The end of the revolving period is April 30, 1997; maturity is May 1, 1997. Letters of credit issued under this facility may not be issued past April 30, 1997 and must fully expire on or before May 1, 1997, or the letters of credit be fully secured by cash deposits.

II.	 CONDITIONS PRECEDENT
The provisions of this letter will serve as the terms of the borrowing arrangements and will be hereafter referred to as the Agreement. Prior to any funds being made available, the Borrowers will execute and deliver to Norwest, in form and substance satisfactory to Norwest, a Promissory Note and this Agreement.

III.	 COVENANTS
Unless Norwest shall otherwise consent in writing, and so long as any debt remains outstanding or the commitment still available, the Borrowers will comply with the following:

1. 	Borrowers will:
(a) submit annual audited consolidated financial statements within 90 days after each fiscal year-end.
(b) submit quarterly company prepared consolidated financial statements within 45 days after each quarter-end.
(c) maintain at all times, consolidated Total Shareholders' Equity of not less than $23,000,000 plus 75% of net income after December 31, 1994.
(d) maintain at all times, the ratio of their consolidated current assets to current liabilities (excluding the current portion of the debt described herein) of not less than 1.2:1.
(e) maintain at all times, a ratio of Total Shareholders' Equity to Total Liabilities of at least 1:1.
(f) upon the occurrence of any Event of Default which is not remedied within 30 days, provide Norwest, within 30 business days of Norwest's request and at Borrowers' expense, a valid perfected first lien, on terms and conditions satisfactory to Norwest, on sufficient proved developed producing oil and gas properties, so as to secure the remainder of any debt outstanding under this Agreement.

2.	Borrowers will not:
(a) make loans or advances to any third party, outside of the normal course of business.
(b)  reorganize or merge with any other entity.
(c)  change its business.
(d) sell, lease, assign, transfer or otherwise dispose of in any fiscal year, any of their oil or gas properties having, in the aggregate, a net present value of greater than $500,000.
(e) create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature on any of its oil and gas properties excluding liens in favor of Norwest and oil, gas and mineral leases, permits, gas sales and transportation contracts or similar agreements (specifically including that certain Gas Sales Agreement dated May 24, 1989, by and between Colorado Power Partnership, K N Production Company, and Prima Oil and Gas Company, with attachments) entered into in the ordinary course of business.
(f) incur other debt (other than trade payables incurred during the normal course of business) in excess of S1,000,000 in the aggregate outstanding at any one time.

IV.	EVENTS OF DEFAULT
The occurrence of any of the following shall constitute an "Event of Default" under this Agreement and the Note:

1. Borrowers shall fail to pay when due any principal, interest, or other amount payable under this Agreement, or any promissory notes executed or guaranteed by any of the Borrowers in favor of Norwest, before the expiration of 10 days after such payment is due.

2. Any representation or warranty made by Borrowers hereunder or in any related collateral security or other documents entered into with Norwest shall prove to be at any time incorrect in any significant respect.

3. Borrowers shall fail to observe or perform any obligation, agreement, or other provision contained herein or in any other contract or instrument executed in connection herewith.

4. Any default or defined Event of Default under any security agreement, deed of trust, promissory note, or other contract or instrument executed by the Borrowers pursuant to, or as required by, this Agreement.

5. Borrowers shall fail immediately to pay and discharge any judgment or levy of any attachment, execution or other process against any of the assets of any of the Borrowers, or such judgment shall not be satisfied, within 10 days after the entry thereof.

6. Either Borrower shall: (a) become insolvent, or suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator for itself or any of its property, or generally fail to pay its debts as they become due, or make a general assignment for the benefit of creditors; or (b) file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as recodified from time to time ("Bankruptcy Code"), or as now or hereafter in effect, or any involuntary petition or proceeding pursuant to said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy or reorganization or other relief for debtors is filed or commenced against either Borrower; or (c) file any answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; or (d) be adjudicated as bankrupt, under said Bankruptcy Code or any other state or federal law relating to bankruptcy, reorganization, or other relief for debtors.

7. Norwest, in good faith, considers Norwest's prospect of or right to payment or performance under this Agreement or the Note to be impaired.

8. Any change in the Borrowers' management control wherein Richard H. Lewis ceases to be president and chief executive officer of each of them. Notwithstanding the Remedies as listed below, Norwest may not accelerate the maturity of the note or cease making advances hereunder for at least 60 days from the death or incapacitation of Richard H. Lewis, provided no other Event of Default exists hereunder.

V.	REMEDIES
If any Event of Default shall occur, any indebtedness of the Borrowers under this Agreement, any other contract or instrument executed in conjunction herewith or the Note, any term of the Note to the contrary notwithstanding, shall at Norwest's option and without notice, become immediately due and payable without presentment, demand, or protest or notice of dishonor, all of which are hereby expressly waived by Borrowers. In addition, the obligation, if any, of Norwest to permit further borrowings hereunder shall immediately cease and terminate and Norwest shall have all rights, powers and remedies available under this Agreement, the Note or other contracts or instruments executed in connection herewith, or accorded by law, including without limitation the right to resort to any or all of the collateral and to exercise any or all of its rights, powers, or remedies at any time and from time to time after the occurrence of any Event of Default.

All rights, powers, and remedies of Norwest in connection with this Agreement, the Note or any other contract or instrument on which the Borrowers may at any time be obligated to Norwest (or any holder thereof) are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity, including without limitation the right to set off any liability owing by Norwest to either of the Borrowers (including sums deposited in any deposit account of Borrowers with Norwest) against any liability of the Borrowers to Norwest.

VI.	WAIVER
No delay, failure, or discontinuance by Norwest, or any holder of the Note, in exercising any right, power, or remedy under this Agreement, the Note or any other contract or instrument on which the Borrowers may at any time be obligated to Norwest (or any holder thereof) shall affect or operate as a waiver of such right, power or remedy. Any waiver, permit, consent, or approval of any kind by Norwest (or any holder of the Note), or of any provisions or conditions of, or any breach or default under this Agreement, the Note or any other contract or instrument on which any of the Borrowers may at any time be obligated, must be in writing and shall be effective only to the extent set forth in such writing.

VII.	NOTICES
All notices, requests, and demands given to or made upon the respective parties must be in writing and shall be deemed to have been given or made:
(1) at the time of personal delivery thereof, (2) or two days after any of the same are deposited in the U.S. Mail, first class and postage prepaid, addressed as follows:

	Borrowers:  	Prima Energy Corporation
            		Prima Oil and Gas Company
            		1801 Broadway, Suite 500
            		Denver, Colorado 80202

	Bank:       	Norwest Bank Colorado, N.A.
            		Energy and Minerals
            		1740 Broadway
            		Denver, Colorado 80274-8699

or other such address as any party may designate by written notice to all other parties.

VIII.	SUCCESSORS, ASSIGNMENTS
This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and assigns of the parties, provided, however, that this Agreement may not be assigned by the Borrowers without the prior written consent of Norwest. Norwest reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, Norwest's rights and benefits under this Agreement, the Note or any contracts or instruments relating thereto. In connection therewith, Norwest may disclose all documents and information which Norwest now has or may hereafter acquire relating to the loan or the Note, the Borrowers or their business, or any collateral required hereunder.

IX.	SEVERABILITY OF PROVISIONS
If any of the provisions of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be in effective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

X.	COLORADO LAW APPLICABLE
This Agreement, the Note, and any contracts or instruments relating thereto, shall be governed by and construed in accordance with the laws of the State of Colorado, except to the extent that Norwest has greater rights or remedies under federal law or the law of any jurisdiction in which the collateral properties are located, in which case such choice of Colorado law shall not be deemed to deprive Norwest of such rights and remedies as may be available under such law.

This Agreement, the Note and any contracts or instruments relating thereto, represent the entire agreement between the parties, and it is expressly understood that all prior conversations or memoranda between the parties regarding the terms of this Agreement shall be superseded by this Agreement. Any amendment, approval, or waiver by Norwest of the terms of this Agreement, the Note and any contracts or instruments relating thereto, must be in writing or confirmed in writing, and shall be effective only to the extent specifically set forth in such writing. This Agreement, in conjunction with the Note and any contracts or instruments relating thereto, is in lieu of a formal credit agreement and shall serve to evidence the terms of the entire agreement between the parties.

XI.	PAYMENT OF COSTS, EXPENSES AND FEES
The Borrowers will pay all out-of-pocket costs and expenses incurred by Norwest in connection with the preparation of this Agreement, the Note and the Security Documents, and any amendments or supplements thereto, and the preparation, recordation and filing of the Security Documents (whether or not the transactions hereby contemplated shall be consummated), and the perfection and enforcement of the rights of Norwest in connection with this Agreement and any of the Security Documents or with the Note issued hereunder, including, but not limited to, the fees and out-of-pocket costs and expenses of Norwest's counsel.

Please acknowledge your acceptance of and agreement to the terms of this agreement by dating and executing where indicated This commitment will expire, if not accepted and closed by July 14, 1995.

Sincerely,

NORWEST BANK COLORADO, NATIONAL ASSOCIATION

By: /s/ Thomas M. Foncannon
Thomas M. Foncannon
Vice President
Energy & Minerals


AGREED TO AND ACCEPTED THIS 13TH DAY OF JUNE, 1995.

By: /s/ Richard H. Lewis
Richard H. Lewis, President
Prima Energy Corporation


By:  /s/ Richard H. Lewis
Richard H. Lewis, President
Prima Oil and Gas Company



STATE OF COLORADO        )
                         ) ss.
CITY AND COUNTY OF DENVER)

The foregoing instrument was acknowledged before me this 13th day of June, 1995 by Richard H. Lewis, President of Prima Energy Corporation and Prima Oil & Gas Company.

Witness by hand and official seal.

SEAL


Notary Public

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